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                                                                    EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
Mellon Bank Corporation (and its subsidiaries)
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                                                         Three months ended
                                                               March 31,
(dollar amounts in thousands)                              1996         1995
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
Income before income taxes                             $281,993     $271,898
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases, and
 amortization of debt issuance costs                    103,296      101,990
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   Total earnings (as defined), excluding
     interest on deposits                               385,289      373,888
Interest on deposits                                    217,480      205,231
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   Total earnings (as defined)                         $602,769     $579,119
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Preferred stock dividend requirements (a)              $ 15,472     $ 15,720
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                           3.73         3.67
  Including interest on deposits                           1.88         1.89
Ratio of earnings (as defined) to combined
 fixed charges and preferred stock dividends:
  Excluding interest on deposits                           3.24         3.18
  Including interest on deposits                           1.79         1.79
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(a)  Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.